Exhibit 99.1

Thomas J. Fitzgerald	Mark A. Rozelle
Media Relations	Investor Relations
(203) 817-3549	(203) 817-3520

UST SHAREHOLDERS APPROVE ACQUISITION BY ALTRIA

STAMFORD, Conn., Dec. 4, 2008 – UST Inc. (NYSE: UST) announced that earlier today, during a special shareholder meeting held in New York, a majority of its shares were voted to approve the company’s acquisition by Altria Group, Inc. (NYSE: MO).

The transaction, which is expected to close during the first full week of January 2009 and no later than January 7, calls for UST shareholders to receive $69.50 in cash for each share held of outstanding UST common stock.  Upon closing, UST will become a wholly-owned subsidiary of Altria.  On October 16, 2008, the companies announced that Altria’s proposed acquisition of UST passed federal antitrust review.

“We are pleased that an overwhelming majority of the votes cast agreed with the Board that this transaction is clearly in the best interests of shareholders,” said Murray S. Kessler, UST chairman and chief executive officer.  “With federal antitrust review and shareholder approval now secured, we look forward to closing the deal in early January.”

UST Inc. is a holding company for its principal subsidiaries: U.S. Smokeless Tobacco Company and Ste. Michelle Wine Estates.  U.S. Smokeless Tobacco Company is a leading producer and marketer of moist smokeless tobacco products including Copenhagen, Skoal, Red Seal and Husky.  Ste. Michelle Wine Estates  produces and markets premium wines sold nationally under more than 20 different labels including Chateau Ste. Michelle, Columbia Crest, Stag’s Leap Wine Cellars and Erath, as well as exclusively distributes and markets Antinori products in the United States.

Forward-Looking and Cautionary Statements
All statements included in this press release that are not historical in nature are forward-looking statements made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements regarding the company’s future performance and financial results are subject to a variety of risks and uncertainties that could cause actual results and outcomes to differ materially from those described in any forward-looking statement made by the company. These risks and uncertainties include uncertainties associated with ongoing and future litigation relating to product liability, antitrust and other matters and legal and other regulatory initiatives; the company’s ability to execute strategic actions, including acquisitions and the integration of acquired businesses; federal and state legislation, including actual and potential excise tax increases, and marketing restrictions relating to matters such as adult sampling, minimum age of purchase, self service displays and flavors; competition from other companies, including any new entrants in the marketplace; wholesaler ordering patterns; consumer preferences, including those relating to premium and price value brands and receptiveness to new product introductions and marketing and other promotional programs; the cost of tobacco leaf and other raw materials; conditions in capital markets, including the market price per share of the company’s common stock and its impact on the number of shares repurchased; and other factors described in this press release and in the company’s Annual Report on Form 10-K for the year ended December 31, 2007. Forward-looking statements made by the company are based on its knowledge of its businesses and the environment in which it operates as of the date on which the statements were made. Due to these risks and uncertainties, as well as matters beyond the control of the company which can affect forward-looking statements, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The company undertakes no duty to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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